City of Buenos Aires, March 15th, 2024

Messrs.
Comisión Nacional de Valores (CNV)

Messrs.
Bolsas y Mercados Argentinos S.A. (BYMA)

Messrs.
Mercado Abierto Electrónico S.A. (MAE)

Ref.: LOMA NEGRA C.I.A.S.A. – Relevant Event

Dear Sirs,

We are writing in accordance with Section 2 of Chapter I, Title XII of the Argentine National Securities Commission ("Comisión Nacional de Valores") Regulations (2013 revised version) regarding the share repurchase plan that was approved by the Board of Directors of Loma Negra Compañía Industrial Argentina S.A. (the "Company").

In this regard, we inform that during the period from March 11th to March 15th 2024, the Company purchased 39,974 of its own American Depositary Receipt (ADR), each representing 5 common shares of the Company, as detailed below:

Acquisition date	**American Depositary Receipt (ADR)**	**Average Price**	**Total Amount**
March 11th, 2024	12,100	USD 6.63	USD 80,244
March 12th, 2024	12,100	USD 6.68	USD 80,789
March 13th, 2024	12,100	USD 6.93	USD 83,853
March 14th, 2024	3,674	USD 6.85	USD 25,167

Sincerely.

Marcos I. Gradin
Investor Relations Officer
LOMA NEGRA C.I.A.S.A.